Exhibit 99.1

California BanCorp Reports Financial Results for the Third Quarter and Nine Months Ended September 30, 2020

Oakland, Calif., October 29, 2020 – California BanCorp (the “Company”) (Nasdaq: CALB), the parent company of California Bank of Commerce (the “Bank”), today announced its financial results for the third quarter and nine months ended September 30, 2020.

Net income was $495,000 for the third quarter of 2020, representing a decrease of $1.06 million or 68% compared to $1.55 million for the second quarter of 2020 and a decrease of $1.5 million or 75% compared to $2.0 million in the third quarter of 2019. For the nine months ended September 30, 2020, net income was $2.5 million representing a decrease of $3.9 million or 61% compared to $6.4 million for the same period in 2019.

Diluted per share earnings of $0.06 for the third quarter of 2020 compared to $0.19 for the second quarter of 2020 and $0.25 in the third quarter of 2019. For the nine months ended September 30, 2020, diluted per share earnings of $0.31 compared to $0.80 for the same period in 2019.

“Our third quarter performance reflects our success in the two primary areas of focus we have in building our franchise – maintaining a high quality loan portfolio that demonstrates resiliency in times of economic stress and strong execution on our strategies for generating organic balance sheet growth,” said Steven Shelton, President and CEO of California BanCorp. “The investments we have made in banking talent and technology are enabling us to present a compelling value proposition to middle-market commercial clients and consistently win business from larger national and regional banks. The new client relationships we added in the third quarter helped drive 17% annualized loan growth despite a decline in commercial line utilization among existing clients, as well as 15% annualized deposit growth. We have a healthy pipeline of new business development opportunities, which we believe will help drive continued quality balance sheet growth in the future and enable us to further leverage the investments we have made in our platform. As we continue to grow earning assets and generate improved operating efficiencies, we should be well positioned to deliver a higher level of earnings and returns going forward.”

Highlights:

•	Closed $20.0 million subordinated debt to support consolidated capital levels.

Three months ended September 30, 2020 compared to June 30, 2020

•	Net income of $495,000 and $0.06 per diluted share, compared to $1.55 million and $0.19 per share, respectively.

•	Revenue increased $654,000, or 6% to $12.2 million.

•

Provision for loan losses decreased $2.1 million due to lower charge-off activity offset by the effect of portfolio growth and continued qualitative reserve build in response to general macroeconomic changes related to COVID-19.

•

Non-interest expense increased by $4.1 million primarily due to a reduction of $3.8 million of deferred loan origination costs as loan origination volume normalized from the elevated levels of PPP activity experienced in the second quarter.

Nine months ended September 30, 2020 compared to September 30, 2019

•	Net income of $2.5 million and $0.31 per diluted share, compared to $6.4 million and $0.80 per share, respectively.

•	Revenue increased $1.8 million, or 5% to $35.3 million.

•	Non-interest expense increased by $4.0 million, net of $4.1 million of deferred loan origination costs related to PPP loans and other loan programs in support of clients.

Financial Position

September 30, 2020 compared to June 30, 2020

•	Total assets increased by $62.3 million, or 3% to $1.97 billion.

•	Total gross loans increased by $55.7 million, or 4% to $1.36 billion.

•	Increase in the allowance for loan losses to $13.4 million from $12.5 million and held at 1.35% of core loans excluding PPP.

•	Total deposits increased by $51.5 million, or 4% to $1.44 billion.

•

Capital ratios of the Bank, including the impact of PPP loan activity remain healthy with a tier-one leverage ratio of 7.95%, tier I capital ratio of 11.34% and total risk-based capital ratio of 12.91%.

Impact of and Response to the COVID-19 Pandemic

In response to the rapidly evolving COVID-19 pandemic, the Company focused first on the well-being of its people, customers and communities. Preventative health measures were put in place including elimination of business related travel requirements, mandatory work from home for all employees able to do so, social distancing precautions for all employees in the office and customers visiting branches, and preventative cleaning at offices and branches.

The Company also focused on business continuity measures including monitoring potential business interruptions, making improvements to our remote working technology, and conducting regular discussions with our technology vendors to ensure full functionality throughout this event.

The Company has also taken measures to both support customers affected by the pandemic and to maintain strong asset quality, including:

•

Helping business clients through the PPP and other loan products; following the launch of the PPP in early April, we processed 100% of the approximately 720 applications received and all of the applications we submitted to the SBA received approval. At September 30, 2020, the balance of loans funded under the PPP was $362.0 million.

•

Offering flexible repayment options to current clients and a streamlined loan modification process, when appropriate. Beginning in March, we launched a proactive deferral program that resulted in modification of 383 loans, 302 of which were processed by the end of April, 70 in May and 11 in June. The aggregate balance of loans on deferment as of June 30, 2020 was approximately $323.9 million. At September 30, 2020, the aggregate balance of loans under deferral was approximately $12.5 million comprised of eight loans representing a second 90 day deferral of payment. As of the date of this release, with the exception of these eight loan loans, all loans that encompassed the original deferment pool have returned to a normal payment schedule.

•	Implementing a broad-based risk management strategy to manage credit segments on a real-time basis;

•	Monitoring portfolio risk and related mitigation strategies by segments;

Specific impacts of the Covid-19 macroeconomic environment on our operating results for the third quarter and first nine months of 2020 include the following:

•

Funding of loans under the PPP and related borrowing under the Paycheck Protection Program Liquidity Facility (PPPLF) provided net benefit to net interest income of $829 thousand and $1.7 million during the third quarter and nine months ended September 30 2020, respectively, including the impact of amortization of deferred fees and origination costs.

•

The Company received $9.1 million in fees year-to-date related to the origination of PPP loans. Recognition of the fees was deferred at origination and is being recognized over the 24 month term of the loans. For the third quarter and nine months ended September 30, 2020, the Company amortized approximately $1.1 million and $2.3 million, respectively. As clients are accepted for loan forgiveness by the SBA, the remaining fees will be recognized at the time of payoff of the loan.

•

The Company deferred loan origination costs of approximately $2.5 million year-to-date related to PPP loans which are being amortized over the remaining term of the PPP loans. Additionally, the Company deferred loan origination costs of approximately $1.7 million year-to-date related to loan modifications which are being amortized over the remaining term of the modified loans. For the third quarter and nine months ended September 30, 2020, amortized into interest income approximately $312,000 and $625,000, respectively.

•

The continued uncertainty regarding the severity and duration of the pandemic and related economic effects considered in our qualitative assessment of the allowance for loan losses resulted in an increase in provision for the third quarter and nine months ended September 30, 2020 of approximately $1.1 million and $3.3 million, respectively.

Balance Sheet

Total assets reached a record $1.97 billion as of September 30, 2020, an increase of $62.3 million, or 3%, compared to $1.91 billion at June 30, 2020 and $878.1 million, or 80% compared to $1.09 billion at September 30, 2019. Growth in total assets compared to June 30, 2020 was primarily the result of growth in total loans of $55.7 million funded by growth in deposits of $55.1 million.

Total loans increased by $55.7 million, or 4% to $1.36 billion at September 30, 2020, from $1.30 billion at June 30, 2020 and $421.9 million, or 45% compared to $933.3 million at September 30, 2019. Loan growth in the third quarter of 2020 compared to the second quarter of 2020 was centered in commercial real estate loans and commercial loans of $30.6 million and $13.5 million, respectively, and an increase in other loans of $24.0 million resulting from the purchase of a portfolio of residential solar loans. These increases were partially offset by a decrease in construction loans of $12.9 million due to payoffs from completed projects. Year-over-year loan growth was primarily due to the origination of $362.1 million in PPP loans in addition to increases in commercial real estate and construction and land development loans of $54.9 million and $4.0 million, respectively, offset by a decrease in commercial loans of $22.9 million. The decrease in commercial loans was the result of a decrease in line utilization to 23% at September 30, 2020 from 34% one year earlier, representing a decrease of $55.2 million, partially offset by new loan origination.

Total deposits increased by $51.5 million, or 4% to $1.44 billion at September 30, 2020, from $1.39 billion at June 30, 2020 and $513.3 million, or 56% over $923.9 million at September 30, 2019. Deposit growth in the third quarter of 2020 compared to the second quarter of 2020 was primarily due to growth money market deposits of $28.8 million and long-term brokered certificates of deposit of $23.7 million. Compared to the same period last year deposit growth was primarily concentrated in noninterest-bearing demand and money market deposits as the result of funding PPP loans and organic growth. Deposits generated from loans originated under the PPP were approximately $256.1 million at September 30, 2020. Non-interest bearing deposits, primarily commercial business operating accounts, represented 44.1% of total deposits at September 30, 2020, compared to 46.4% at June 30, 2020 and 39.2% at September 30, 2019.

Borrowings of $352.7 million at September 30, 2020 compared to $364.7 million at June 30, 2020 and $20.0 million at September 30, 2019. Borrowings at September 30, 2020 include $332.7 million drawn under the Paycheck Protection Liquidity Facility (PPPLF) to fund PPP loans.

Total shareholder’s equity increased $930,000 during the third quarter of 2020, or 1%, to $134.6 million from $133.7 million at June 30, 2020 and $129.0 million at September 30, 2019. The increases are primarily attributed to retention of earnings. Tangible book value per common share increased to $15.60 at September 30, 2020 from $15.51 at June 30, 2020, and $15.09 at September 30, 2019.

Asset Quality

The provision for credit losses decreased to $850,000 for the third quarter of 2020, compared to $2.9 million for the second quarter of 2020 and increased $350,000 compared to $500,000 for the third quarter of 2019. Net loan (recoveries) charge-offs in the second quarter 2020 were ($11,000) or 0.00% of average loans (annualized), compared to net charge-offs of $2.0 million, or 0.21%, in the second quarter 2020 and net charge-offs of $1.6 million, or 0.17%, in the third quarter 2019.

Non-performing assets (“NPAs”) to total assets of 0.03% at September 30, 2020, compared to 0.07% at June 30, 2020 and 0.43% at September 30, 2019, with non-performing loans of $580,000, $1.2 million and $4.7 million, respectively, on those dates. The decrease in NPA’s at September 30, 2020 compared to the prior quarter primarily related to the payoff of one commercial loan that was placed on non-accrual in the second quarter of 2020.

The allowance for loan losses increased by $861,000, or 8% to $13.4 million, or 0.99% of total loans at September 30, 2020, compared to $12.5 million, or 0.96% at June 30, 2020 and $10.4 million, or 1.12% of total loans at September 30, 2019. The increase in the allowance percentage in the quarter ended September 30, 2020 compared to June 30, 2020 reflects continued build in qualitative reserves in response to general macroeconomic impacts related to COVID-19. The decrease in the allowance percentage compared to September 30, 2019 reflects the impact of PPP loans, which are guaranteed by the SBA. Excluding PPP loans, the allowance was 1.35% at September 30, 2020 and June 30, 2020.

“Given our conservatively underwritten portfolio and minimal exposure to industries most significantly impacted by the COVID-19 pandemic, we are seeing generally stable trends in asset quality,” said Thomas A. Sa, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “During the third quarter, we saw a decline in non-performing loans and almost all of our deferred loans returned to a regular payment schedule. We continue to be well reserved, and following the issuance of $20 million in subordinated debt, we have further strengthened our capital position and we are well positioned to manage through the continued uncertainty resulting from the pandemic.”

Net Interest Income and Margin – three and nine months ended September 30, 2020 and September 30, 2019.

Net interest income for the quarter ended September 30, 2020 was $11.2 million, an increase of $403,000 or 4%, over $10.8 million for the three months ended June 30, 2020, and an increase of $755,000, or 7%, over $10.4 million for the quarter ended September 30, 2019. The increase in net interest income compared to the prior quarter of 2020 was primarily attributable to an increase in interest income as the result of growth in earning assets, offset by lower yields on earning assets. Compared to the third quarter of 2019, the increase resulted from growth in earning assets and amortization of fees received on PPP loans offset, in part, by decline in short-term interest rates and higher liquidity.

Net interest income for the nine months ended September 30, 2020 was $32.2 million, an increase of $1.8 million or 6% over $30.4 million for the nine months ended September 30, 2019. The increase in net interest income compared to the first nine months of 2019 was primarily attributable to an increase in interest income as the result of amortization of loan fees collected on PPP loans, and an increase in the volume of average earning assets offset by lower yields on earning assets resulting from a decline in short-term interest rates and higher liquidity.

The Company’s net interest margin for the quarter was 2.41% compared to 2.59% for the prior quarter in 2020 and 4.19% for the same period in 2019. The decrease in margin compared to the prior quarter and the same period last year was primarily the result of the impact of PPP loans funded in addition to a decrease in short-term interest rates.

Non-Interest Income – three and nine months ended September 30, 2020 and September 30, 2019.

The Company’s non-interest income for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019 was $1.0 million, $777,000 and $1.3 million, respectively. The increase in noninterest income related to the prior quarter was primarily due to an increase in loan related fees. The decrease in noninterest income compared to the third quarter of 2019 primarily related to a decrease in gains on loan sales.

For the nine months ended September 30, 2020, non-interest income of $3.1 million was flat to $3.1 million for the first nine months of 2019.

Non-Interest Expense – three and nine months ended September 30, 2020 and September 30, 2019.

The Company’s non-interest expense for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019 was $10.5 million, $6.4 million, and $8.4 million, respectively.

For the quarter ended September 30, 2020 non-interest expense increased $4.1 million compared to the quarter ended June 30, 2020 and $2.1 million compared to the second quarter of 2019. These increases were primarily due to deferred loan origination costs as described in the discussion of “Impact of and Response to the COVID-19 Pandemic”. Excluding the impact of deferred loan origination costs, non-interest expense increased $294,000 compared to the quarter ended June 30, 2020 and $2.2 million compared to the third quarter of 2019. The increase compared to the second quarter was primarily due to increases in salaries and benefits, facilities and equipment, offset by a decrease in professional fees. Compared to the third quarter of 2019 the increase was primarily due to legal and professional fees associated with public company readiness and FDICIA implementation, and an increase in salaries and benefits related to hiring to support strategic expansion.

Non-interest expenses of $27.4 million for the nine months ended September 30, 2020 compared to $23.4 million for the first nine months of 2019. Excluding the impact of deferred loan origination costs, the increase of $7.6 million was due primarily to an increase in salaries and benefits related to hiring to support strategic expansion of the Bank and nonrecurring costs related to preparing for public registration and FDICIA implementation.

Forward-Looking Information

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2019 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which we expect to file with the SEC during the second quarter of 2020, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by.

About California BanCorp

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts

California BanCorp

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and

Chief Operating Officer

tsa@bankcbc.com

Source: California BanCorp

California BanCorp Financial Data as of September 30, 2020 (Unaudited)

($ Thousands)	For the three months ended			Change %		For nine months ended		Change %
Income Statement	9/30/2020	6/30/2020	9/30/2019	QoQ	YoY	9/30/2020	9/30/2019	YTDoYTD
Interest and fees on loans	$12,849	$12,466	$12,087	3%	6%	$37,096	$34,784	7%
Other interest income	339	315	470	8%	(28%)	1,175	1,489	(21%)

Total interest income	13,188	12,781	12,557	3%	5%	38,271	36,273	6%
Interest on deposits	1,467	1,521	1,928	(4%)	(24%)	4,981	5,112	(3%)
Interest on borrowings and subordinated debentures	533	475	196	12%	172%	1,136	806	41%

Total interest expense	2,000	1,996	2,124	0%	(6%)	6,117	5,918	3%

Net interest income*	11,188	10,785	10,433	4%	7%	32,154	30,355	6%
Provision for loan loss	850	2,930	500	(71%)	70%	4,180	1,326	215%

Net interest income after provision	10,338	7,855	9,933	32%	4%	27,974	29,029	(4%)
Service charges and other account fees	172	212	245	(19%)	(30%)	610	757	(19%)
Loan related fees	607	325	517	87%	17%	1,677	1,394	20%
Net gains on securities sales	—	—	—	0%	0%	(70)	—	0%
Net gains on loan sales	—	—	212	0%	(100%)	—	235	(100%)
Other	249	240	287	4%	(13%)	879	714	23%

Total non-interest income*	1,028	777	1,261	32%	(18%)	3,096	3,100	(0%)
Salaries and employee benefits	6,452	2,121	5,567	204%	16%	15,051	14,905	1%
Occupancy and equipment expenses	1,359	1,132	826	20%	65%	3,630	2,343	55%
Data processing, internet and software	734	536	525	37%	40%	1,796	1,365	32%
Professional and legal	634	1,267	396	(50%)	60%	3,013	1,703	77%
Other operating expenses	1,366	1,384	1,085	(1%)	26%	3,903	3,081	27%

Total operating expenses	10,545	6,440	8,399	64%	26%	27,393	23,397	17%

Net income before taxes	821	2,192	2,795	(63%)	(71%)	3,677	8,732	(58%)
Income taxes	326	642	791	(49%)	(59%)	1,159	2,310	(50%)

Net income	495	$1,550	$2,004	(68%)	(75%)	2,518	$6,422	(61%)

*Revenue (net interest income + non-interest income)	12,216	11,562	11,694	6%	4%	35,250	33,455	5%
Earnings Per Share
Basic earnings per share	$0.06	$0.19	$0.25	(68%)	(76%)	$0.31	$0.80	(61%)
Diluted earnings per share	$0.06	$0.19	$0.25	(68%)	(75%)	$0.31	$0.79	(61%)
Average shares outstanding	$8,141,807	8,127,911	8,051,729			8,124,387	8,052,551
Average diluted shares	8,169,334	8,165,938	8,135,377			8,159,521	8,120,376

	For the three months ended			Change $		Change %
Average Balance Sheet Items	9/30/2020	6/30/2020	9/30/2019	QoQ	YoY	QoQ	YoY
Total Assets	$1,923,001	$1,763,569	$1,063,885	$159,432	$859,116	9%	81%
Total Loans	1,313,092	1,233,488	917,194	79,604	395,898	6%	43%
Investments	39,571	33,918	37,413	5,653	2,158	17%	6%
Earning Assets	1,843,072	1,675,382	987,291	167,691	855,782	10%	87%
Non-Interest Bearing Deposits	609,273	603,553	337,409	5,720	271,864	1%	81%
Total Deposits	1,397,280	1,317,287	892,079	79,993	505,201	6%	57%
Borrowings	369,764	292,239	27,037	77,525	342,727	27%	N/A
Tangible Common Equity	126,670	125,837	120,748	833	5,922	1%	5%

	For nine months ended		Change
Average Balance Sheet Items	9/30/2020	9/30/2019	$	%
Total Assets	1,619,319	1,029,623	589,696	57%
Total Loans	1,166,829	892,445	274,384	31%
Investments	33,649	39,791	(6,142)	-15%
Earning Assets	1,535,251	964,188	571,063	59%
Non-Interest Bearing Deposits	529,580	332,608	196,972	59%
Total Deposits	1,238,765	863,421	375,344	43%
Borrowings	226,274	34,685	191,589	552%
Tangible Common Equity	125,401	117,451	7,950	7%

	At the periods ended			Change $		Change %
Balance Sheet	9/30/2020	6/30/2020	9/30/2019	QoQ	YoY	QoQ	YoY
Cash and equivalents	503,894	508,069	67,660	$(4,175)	$436,234	-1%	N/A
Investment securities	50,906	39,723	36,260	11,183	14,646	28%	40%
Other investments	4,764	4,764	4,402	0	362	0%	8%
Commercial loans	379,400	365,881	402,303	13,519	(22,903)	4%	-6%
CRE loans	539,541	508,916	484,606	30,625	54,935	6%	11%
Construction and land loans	36,596	49,524	32,547	(12,928)	4,049	-26%	12%
Other loans	399,627	375,160	13,823	24,467	385,804	7%	N/A

Loans	1,355,164	1,299,481	933,279	55,683	421,885	4%	45%
Net deferred costs	(1,054)	(1,569)	2,392	515	(3,446)	-33%	-144%
Allowance for loan losses	13,385	12,524	10,413	861	2,972	7%	29%

Net loans	1,340,725	1,285,388	925,258	55,337	415,467	4%	45%
Premises and equipment, net	5,933	4,709	1,917	1,224	4,016	26%	N/A
Bank owned life insurance	23,577	23,434	22,156	143	1,421	1%	6%
Deferred income taxes, net	6,300	6,154	5,247	146	1,053	2%	20%
Core Deposit Intangible	214	225	255	(11)	(41)	-5%	-16%
Goodwill	7,350	7,350	7,350	—	—	0%	0%
Other assets and interest receivable	29,088	30,610	24,104	(1,522)	4,984	-5%	21%

Total assets	1,972,751	$1,910,426	$1,094,609	$62,325	$878,142	3%	80%
Demand deposits	633,726	$643,354	$373,289	$(9,628)	$260,437	-1%	70%
Interest bearing demand deposits	32,680	28,769	22,896	3,911	9,784	14%	43%
Money market & savings deposits	582,953	549,084	398,242	33,869	184,711	6%	46%
Time deposits	187,873	164,495	129,483	23,378	58,390	14%	45%

Total deposits	1,437,232	1,385,702	923,910	51,530	513,322	4%	56%
Borrowings	352,703	364,703	20,000	(12,000)	332,703	-3%	N/A
Subordinated debentures, net	24,990	4,986	4,973	20,004	20,017	N/A	N/A
Other liabilities	23,231	21,370	16,724	1,861	6,507	9%	39%

Total liabilities	1,838,156	1,776,761	965,607	61,395	872,549	3%	90%
Common stock	107,776	107,241	105,709	535	2,067	0%	2%
Retained earnings	26,036	25,541	22,939	495	3,097	2%	14%
Other comprehensive income	783	883	354	(100)	429	-11%	121%

Total shareholder’s equity	134,595	133,665	129,002	930	5,593	1%	4%

Total liabilities and equity	1,972,751	$1,910,426	$1,094,609	$62,325	$878,142	3%	80%
Tangible book value per common share	$15.60	$15.51	$15.09
Total shares outstanding	8,149,678	8,133,457	8,052,549

	For the three months ended			For nine months ended
Performance Ratios	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019
Return on average assets	0.10%	0.35%	0.75%	0.21%	0.83%
Return on average tangible common equity	1.55%	4.95%	6.58%	2.68%	7.31%
Efficiency ratio	86.32%	55.70%	71.82%	77.71%	69.94%
Net Interest Margin
Net interest margin	2.41%	2.59%	4.19%	2.80%	4.21%
Average earning assets yield	2.85%	3.03%	5.05%	3.33%	5.03%
Average investment yield	2.23%	2.49%	3.12%	2.47%	3.13%
Average loan yield	3.89%	4.01%	5.23%	4.25%	5.21%
Average total deposit rate	0.42%	0.46%	0.86%	0.54%	0.79%
Average borrowing rate	0.57%	0.65%	2.88%	0.67%	3.11%
Other Ratios
Average total loans to total deposits	94.0%	93.6%	102.8%	94.2%	103.4%
Average C&I loans to total loans	28.1%	30.5%	41.7%	32.6%	40.9%
Average non-interest bearing deposits to total deposits	43.6%	45.8%	37.8%	42.8%	38.5%
Average core deposits to total deposits	87.5%	87.7%	84.6%	87.6%	87.2%

	At the periods ended
Capital Ratios	9/30/2020	6/30/2020	9/30/2019
Tier 1 leverage ratio	7.95%	8.13%	11.44%
Common equity tier 1 capital ratio	11.34%	11.27%	10.89%
Tier 1 risk-based capital ratio	11.34%	11.27%	10.89%
Total risk-based capital ratio	12.91%	12.87%	12.33%

	At the periods ended
Non-Performing Assets	9/30/2020	6/30/2020	9/30/2019
Non-Accrual Loans	$580	$1,243	$4,675
Restructured Loans	—	—

Total non-performing loans (NPL)	580	1,243	4,675
Other Real Estate Owned	—	—	—

Total non-performing assets (NPA)	$580	$1,243	$4,675
Restructured Loans Performing	—	—	1,393
Quarterly Net Charge-offs/(Recoveries)	$(2)	$1,970	$1,588
NPAs / Assets %	0.03%	0.07%	0.43%
NPAs / Loans and OREO %	0.04%	0.10%	0.50%
Loan Loss Reserves / Loans (%)	0.99%	0.96%	1.12%
Loan Loss Reserves / NPLs (%)	2308%	1008%	223%